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                                  CADWALADER
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                          Cadwalader, Wickersham & Taft

100 Maiden Lane                                                       New York
New York, NY 10038                                                    Washington
Tel: 212 504-6000                                                     Charlotte
Fax: 212 504-6666                                                     London



December 10, 1999

U S WEST Capital Funding, Inc.
U S West, Inc.
1801 California Street
Denver, Colorado  80202

Re: Registration Statement on Form S-4
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Ladies and Gentlemen:

We have acted as special counsel to U S WEST Capital Funding, Inc., a Colorado corporation ("Capital Funding"), and U S WEST, Inc., a Delaware corporation ("U S WEST"), in connection with the preparation and filing by Capital Funding and U S WEST with the Securities and Exchange Commission (the "Commission") of a Preliminary Prospectus, dated December 10, 1999 (the "Prospectus") included in a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration by Capital Funding of $1,150,000,000 aggregate principal amount of its 6-7/8% Notes due August 15, 2001 (the "Securities"), unconditionally guaranteed (the "Guarantees") as to payment of principal and interest by U S WEST. The Registration Statement also relates to the offer by Capital Funding to exchange the Securities and Guarantees for all of its outstanding $1,150,000,000 aggregate principal amount of 6-7/8% Notes due August 15, 2001 (the "Old Notes") and the related guarantees (the "Old Guarantees"), previously issued pursuant to the Purchase Agreement, dated August 20, 1999 and filed as an exhibit to the Registration Statement. The Securities and the Guarantees will be issued pursuant to the terms of the Registration Rights Agreement, dated as of August 20, 1999 among Capital Funding, U S WEST and the initial purchasers party thereto (the "Registration Rights Agreement") and filed as an exhibit to the Registration Statement.

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U S WEST Capital Funding Inc.         -2-                      December 10, 1999

In rendering the opinions set forth below, we have examined and relied upon, among other things, (a) the Registration Statement, including the Prospectus constituting a part thereof, (b) the Indenture, dated as of June 29, 1998 (the "Indenture"), among U S WEST, Capital Funding and The First National Bank of Chicago, as trustee (the "Trustee"), filed as an exhibit to the Registration Statement, (c) the Registration Rights Agreement, (d) the Old Notes, (e) the Old Guarantees, (f) the forms of Securities and Guarantees and (g) originals, copies or specimens, certified or otherwise identified to our satisfaction, of such certificates, corporate and public records, agreements and instruments and other documents as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to any facts material to such opinions that were not known to us, we have relied upon statements and representations of officers and other representatives of Capital Funding and U S WEST. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of Capital Funding and U S WEST in connection with the preparation and delivery of this letter. In addition, we have assumed that the Guarantees and the Securities will be executed and delivered in substantially the form in which they are filed as exhibits to the Registration Statement.

We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware with respect to the opinion set forth in paragraph 2 below and the federal tax laws of the United States with respect to the opinion set forth in paragraph 3 below. With respect to the matters set forth in paragraph 1 below covered by the laws of the State of Colorado, we have relied on the opinion of Thomas O. McGimpsey, Senior Attorney and Secretary of Capital Funding and Senior Attorney and Assistant Secretary of U S WEST. While we are not licensed to practice law in the State of Delaware, we have reviewed applicable provisions of the Delaware General Corporation Law as we have deemed appropriate in connection with the opinions expressed herein.

Based upon and subject to the qualifications set forth herein, we are of the opinion that:

1. The Securities, when duly executed and authenticated in the manner contemplated in the Indenture and issued and delivered in exchange for the Old

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U S WEST Capital Funding Inc.         -3-                      December 10, 1999

    Notes as contemplated in the Prospectus, will be legally issued and will constitute binding agreements of Capital Funding, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors' rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

2. The Guarantees, when duly executed in the manner contemplated in the Indenture and issued and delivered in exchange for the Old Guarantees as contemplated in the Prospectus, will be legally issued and will constitute binding agreements of U S WEST, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors' rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3. The statements made in the Prospectus under the caption "Certain U.S. Federal Tax Considerations," insofar as such statements purport to summarize certain federal income tax laws of the United States or legal conclusions with respect thereto, have been reviewed by us and constitute a fair summary of the principal U.S. federal tax consequences of the purchase, ownership and disposition of the Securities. All such statements are based upon current law, which is subject to change, possibly with retroactive effect. Further, there can be no assurance that the Internal Revenue Service will not take a contrary position.

We assume no obligation to update or supplement this letter to reflect any facts, circumstances, laws, rules or regulations, or any changes thereto, or any court or other authority or body decisions or governmental or regulatory authority determinations which may hereafter occur or come to our attention.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this Firm in the Prospectus constituting a part of the Registration Statement under the caption "Legal Matters," without admitting that we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Cadwalader, Wickersham & Taft